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                                                                     EXHIBIT 11

                               Earnings Per Share


                                                        Six Months Ended
   Primary
                                                            June 30,            Year Ended December 31,
                                                1997          1996          1996          1995         1994
---------------------------------------------------------------------------------------------------------------
      Average common shares outstanding *    4,193,700     4,167,072     4,180,504      3,164,546    2,943,122
                                            ==========    ==========    ==========     ==========   ==========
      Net income                            $2,936,629    $2,332,657    $4,678,299     $4,129,733   $3,369,874
                                            ==========    ==========    ==========     ==========   ==========
      Per share amount                      $       70    $      .56    $    $1.12     $     1.05   $      .92
                                            ==========    ==========    ==========     ==========   ==========


         Earnings per share amounts for each year presented reflect the 5% stock dividend, November 29, 1994 and December 22, 1995 and the 5-for-4 stock split effected in August 1996. Fully diluted net income per common share data are not presented because there are no material differences between those amounts and the income per share data as presented.

* Includes an immaterial amount of common stock equivalents.